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                                                                     EXHIBIT 8.1



                     [Letterhead of Pillsbury Winthrop LLP]


November 5, 2002

Fair, Isaac and Company, Incorporated
200 Smith Ranch Road
San Rafael, California 94903

Ladies and Gentlemen:

We are acting as counsel for Fair, Isaac and Company, Incorporated, a Delaware corporation ("Fair, Isaac"), in connection with Fair, Isaac's Registration Statement on Form S-3 (the "Registration Statement").

We hereby confirm that, subject to the qualifications set forth therein, the prospectus constituting part of the Registration Statement sets forth our opinion in the section entitled "Material United States Federal Income Tax Considerations" as to those matters set forth therein as to which we are described as rendering an opinion. The foregoing opinion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations (including Temporary and Proposed Regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect today and all of which are subject to change, possibly with retroactive effect, or different interpretations.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

This opinion is being provided to you solely in connection with the Registration Statement and may not be relied upon, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,



/s/ Pillsbury Winthrop LLP